Exhibit 99.1
RedEnvelope, Inc. Reports First Quarter Fiscal 2008 Results
SAN FRANCISCO, CA (September 14, 2007) — RedEnvelope, Inc. (NASDAQ: REDE) today reported financial results for the fiscal quarter ended July 1, 2007, which is the first quarter of its 2008 fiscal year. The Company previously announced that the filing of its periodic report on Form 10-Q would be delayed pending the completion of its analysis of certain state and local tax issues. Having completed that analysis and finalized its financial statements for the first fiscal quarter, the Company has today filed its Form 10-Q for the fiscal quarter ended July 1, 2007.
Net revenues for the first quarter of fiscal 2008 were $24.5 million, compared to $26.9 million in the first quarter of fiscal 2007. Net loss was $(3.6) million, or $(0.37) per diluted share, compared to a net loss of $(0.9) million, or $(0.10) per diluted share in the first quarter of fiscal 2007.
First Quarter Fiscal 2008 Business Highlights
•	Net revenues per order grew to approximately $83, compared to approximately $81 in Q1 fiscal 2007

•	Gross profit per order decreased to approximately $42 compared to $43 in Q1 fiscal 2007

•	Approximately 296,000 orders shipped, a decrease of approximately 10% from the same period of the prior year primarily due to a reduction in customer prospecting in the second half of fiscal 2007

•	New customers grew by approximately 112,000 versus the end of fiscal 2007, bringing the total customer file to over 3.5 million names
Gross profit margin was approximately 50.2% in the first quarter of fiscal 2008, compared to 53.1% in the same period last fiscal year. The gross margin decrease was primarily due to a shift in the product mix to include more market product, partially offset by higher shipping margins.
Marketing expenses in the first quarter of fiscal 2008 were $6.2 million, or 25.3% of net revenues, compared to $6.3 million, or 23.4% of net revenues, in the same period last year. The decrease in dollars is primarily due to a decrease in market research, partially offset by higher catalog production costs.
First quarter fulfillment expenses were flat year-over-year at $3.4 million, but increased 100 basis points to 13.7% of net revenues due to the decrease in net revenues.
General and administrative expenses increased to $6.4 million in the first quarter of fiscal 2008, from $5.5 million in the comparable period last year, primarily due to increased personnel costs and corporate consulting projects, and increased accruals for state and local tax liabilities.
As of July 1, 2007, RedEnvelope had $9.7 million in cash and short-term investments and no debt. The Company has a credit facility of up to $12.5 million (of which $4.5 million was available as of July 1, 2007), the availability of which is subject to an inventory-based formula, and a stand-by subordinated, unsecured credit arrangement for up to $2.6 million, which it believes will be sufficient to fund operations and anticipated capital expenditures for the next twelve months.
At the end of the first quarter, inventory was $12.9 million, compared to $19.2 million at the end of the corresponding period of the prior year when RedEnvelope increased its investment in core products. Capital expenditures for the first quarter of fiscal 2008 were approximately $2.3 million as the Company invested in its fulfillment center and technology, including its website. The Company anticipates spending approximately an additional $3.8 million during the remainder of fiscal 2008.

John Pound, RedEnvelope’s Executive Chairman, commented...
“Our first quarter results are consistent with our expectations, and reflect the factors that I outlined in my comments in our year-end release of (July 3, 2007). We expected to be in a revenue downdraft this quarter, with resulting bottom line losses. This was a result of reduced prospecting late last year and early this year, which resulted in a weakened customer file. Also, our creative and brand statement were weak through Q1, as we had not yet been able to change our message to our customer.
That said, I am very pleased to report that, as of September 1, we have kicked off our re-launch of the RedEnvelope brand. Our new catalogue went in home on September 4th, and our new web site went live just prior to that time, on August 28th. In both channels, we have a new, re-invigorated branding statement, with a strong editorial voice around our core mission: serving as a great, inspired creative resource to our customer as she celebrates relationships and occasions through giving.
It is too early to offer any observations of the impact of our re-branding on our financial results. However, the initial qualitative feedback we have received on our new direction has been positive. I want to commend and celebrate everyone in the organization and particularly, Laurie Kanes and Suzanne Ellis, our new heads of Creative and Merchandising, respectively, for such progress in such a very short period of time. We have re-positioned the brand in 5 months, and I think that the team deserves tremendous credit for that effort. “
About RedEnvelope, Inc.
RedEnvelope, Inc. is a retailer dedicated to inspiring people to celebrate their relationships through giving. RedEnvelope offers an extensive collection of imaginative gifts through its webstore, www.RedEnvelope.com.
“RedEnvelope” is a registered trademark of RedEnvelope, Inc.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our plans, objectives and future operations and estimates of our financial results and capital expenditures for future periods. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. Factors that could affect future performance include, but are not limited to: any failure to obtain short-term or other financing if necessary, including any inability to obtain money under existing credit facilities due to non-compliance with borrowing requirements; marketing, advertising and customer acquisition programs and related expenditures may not achieve desired results; cost-control measures may fail to yield satisfactory results; changes in key management positions and personnel; the inability to attract and retain qualified managerial, creative and technical personnel; integration of recently hired key personnel, and other managerial, technical, finance, accounting and operations personnel, and potential disruption occasioned thereby; failure of the market to accept our new or existing products and competition relating to such products; planned and ongoing fulfillment center and system upgrades and enhancements could fail to achieve desired results or cost savings or could take longer or incur greater costs than anticipated to implement; difficulties encountered in, or increased costs of, fulfillment; economic conditions and changes in consumer spending levels; any significant disruption of our operations due to network or systems failures or disruptions, power outages, regulatory actions, natural disasters or attacks; difficulties encountered in predicting consumer preferences, managing inventory levels or gaining access to popular products; increased or more effective competition from other retailers; difficulties encountered in managing our growth; increased costs for, or delays or difficulties in the receipt of, merchandise ordered by us; seasonality of the retail business; increases in shipping, advertising or marketing costs; intellectual property or other claims that may have an adverse effect on our financial results product offerings or technology; difficulties encountered in properly staffing our operations or providing satisfactory customer service; changes in government or regulatory requirements affecting e-commerce that may restrict, or increase the cost of, our operations, and other risk factors described in detail in our Report on Form 10-K for the fiscal year ended April 1, 2007 and Quarterly Report on Form 10-Q for the period ended July 1, 2007, including, without limitation, those discussed under the captions, “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Risk Factors,” which document is on file with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov. These forward-looking statements are made only as of the date of this press release, and RedEnvelope undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. The lack of any update or revision is not intended to imply continued affirmation of forward-looking statements contained herein.

Investor Contact:	Andrew Greenebaum/Christine Lumpkins
ICR, Inc.
agreenebaum@icrinc.com; clumpkins@icrinc.com
(310) 954-1100
— Financial Tables Follow —

REDENVELOPE, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	July 1,		July 2,
	2007	%	2006	%
	(In thousands, except for per share data)

Net revenues	$24,529	100.0%	$26,858	100.0%
Cost of sales	12,222	49.8%	12,608	46.9%

Gross profit	12,307	50.2%	14,250	53.1%

Operating expenses:
Fulfillment	3,366	13.7%	3,419	12.7%
Marketing	6,198	25.3%	6,285	23.4%
General and administrative	6,443	26.3%	5,489	20.4%

Total operating expenses	16,007	65.3%	15,193	56.6%

Loss from operations	(3,700)	(15.1%)	(943)	(3.5%)
Interest income, net	145	0.6%	43	0.1%

Net loss	$(3,555)	(14.5%)	$(900)	(3.4%)

Net loss per share — basic and diluted	$(0.37)		$(0.10)

Weighted average shares outstanding — basic and diluted	9,519		9,377

RedEnvelope, Inc.
BALANCE SHEETS
(Unaudited)

	July 1,	April 1,	July 2,
	2007	2007	2006
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$9,727	$13,245	$2,311
Short-term investments	—	—	5,058
Accounts receivable, net	2,089	1,050	1,611
Inventory	12,929	14,288	19,209
Prepaid catalog costs and other current assets	2,056	2,423	2,430

Total current assets	26,801	31,006	30,619
Property and equipment, net	9,255	8,221	7,576
Other assets	374	184	258

Total assets	$36,430	$39,411	$38,453

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$12,563	$12,463	$10,926
Capital lease obligations, current	184	207	284

Total current liabilities	12,747	12,670	11,210

Capital lease obligations, long-term	323	350	507
Deferred rent	454	502	644

Total liabilities	13,524	13,522	12,361

Stockholders’ equity:
Common stock	96	96	96
Additional paid-in capital	119,371	118,800	116,367
Deferred compensation	—	(1)	—
Notes receivable from stockholders	(44)	(44)	(44)
Accumulated deficit	(96,517)	(92,962)	(90,327)

Total stockholders’ equity	22,906	25,889	26,092

Total liabilities and stockholders’ equity	$36,430	$39,411	$38,453

RedEnvelope, Inc.
STATEMENTS OF CASH FLOWS
(Unaudited)

	Thirteen Weeks Ended
	July 1,	July 2,
	2007	2006
	(In thousands)

Cash Flows From Operating Activities:
Net loss	$(3,555)	$(900)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	673	837
Stock-based compensation	528	593
Other non-cash charges	(39)	(34)
Changes in current assets and liabilities:
Accounts receivable, net	(1,039)	(557)
Inventory	1,359	481
Prepaid catalog costs and other current assets	167	363
Accounts payable	(340)	(3,192)
Accrued expenses and other current liabilities	1,059	571

Net cash used in operating activities	(1,187)	(1,838)

Cash Flows From Investing Activities:
Maturities of short-term investments	—	6,561
Purchases of short-term investments	—	(4,857)
Purchases of property and equipment	(2,325)	(945)

Net cash (used in) provided by investing activities	(2,325)	759

Cash Flows From Financing Activities:
Proceeds from issuance of common stock	44	409
Principal payments on capital lease obligations	(50)	(155)
Payment of debt issuance costs	—	(141)

Net cash (used in) provided by financing activities	(6)	113

Net decrease in cash and cash equivalents	(3,518)	(966)
Cash and cash equivalents at beginning of period	13,245	3,277

Cash and cash equivalents at end of period	$9,727	$2,311

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